Exhibit 99.2

Reconciliation of Free Cash Flow to

Net Cash Provided by Operating Activities

Free Cash Flow

We define free cash flow as net cash provided by operating activities in the period minus payments for property and equipment made in the period.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.

The following table reconciles net cash provided by operating activities, a GAAP measure, to free cash flow, a non-GAAP measure (amounts in millions).

	Six Months Ended
	July 31, 2008	July 31, 2007
Net cash provided by operating activities	$9,983	$6,198
Payments for property and equipment	(5,074)	(6,971)

Free cash flow	$4,909	$(773)

Net cash used in investing activities	$(4,527)	$(7,180)

Net cash used in financing activities	$(4,199)	$(860)